Exhibit 99.1

KEYSTONE AUTOMOTIVE OPERATIONS, INC.

BIDS TO ACQUIRE ARROW SPEED WAREHOUSE ASSETS AT AUCTION

CONTINUES PRUDENT INVESTMENT IN THE BUSINESS

EXETER, Pennsylvania (September 22, 2008) – Keystone Automotive Operations, Inc., a leading distributor and marketer of automotive aftermarket accessories and equipment in North America, today announced it has bid to acquire certain operating assets of Arrow Speed Warehouse, a leading distributor in the Central and Southeastern United States. On September 21, 2008, Arrow Speed Warehouse, based in Kansas City, Kansas, filed petitions in the United States Bankruptcy Court for the Western District of Missouri for protection under chapter 11 of the Bankruptcy Code.

Keystone’s bid is subject to competing bids pursuant to an auction process to be approved by the Bankruptcy Court. The Bankruptcy Court will also approve the final sale of Arrow’s operating assets, and so there can be no guarantees regarding the outcome of the auction.

Keystone has bid approximately $12 million, subject to certain adjustments, to acquire inventory and other operational assets of Arrow Speed Warehouse and other affiliates, which distributes a wide variety of product lines nationally to customers via their warehouse facilities and sales offices.

While the market and economy have challenged the automotive business in particular, Keystone is well-capitalized and therefore well-positioned to pursue market opportunities as they arise. Arrow Speed Warehouse has been recognized for its customer service, creative solutions, and ability to recognize and meet the needs of the market, which makes its assets attractive to Keystone.

“We are excited about the possibility of integrating Arrow Speed Warehouse’s customer base into Keystone and will work hard to earn their business,” said Ed Orzetti, Chief Executive Officer of Keystone Automotive Operations. “The most important drivers of our business continue to be execution, delivery, service, and accountability, and we believe this potential transaction would help Keystone to grow our business and to support stability in the automotive accessories industry.”

###

About Keystone Automotive Operations

Keystone Automotive Operations, Inc. (www.ekeystone.com) is a leading distributor and marketer of automotive aftermarket accessories and equipment in North America, providing product lines to approximately 16,000 wholesale customers. The Company operates four distribution centers and 21 non-inventory stocking cross-docks in the U.S. and Canada, as well as a fleet of over 350 trucks that provide multi-day per week delivery and returns covering 45 states and parts of Canada.

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of the Company’s products and services in the marketplace; competitive factors; technological changes; the Company’s dependence upon third-party suppliers; and other risks. For any of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

Contact Information:

Investors:	Media:
Stuart Gleichenhaus	Alex Stanton
Keystone Automotive Operations, Inc.	Stanton Crenshaw Communications
(570) 602-6705	(212) 780-0701
sgleichenhaus@key-stone.com	alex@stantoncrenshaw.com